1

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
(302) 571-6833
October 22, 2009	sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259
sheist@wsfsbank.com

WSFS REPORTS 3RD QUARTER ‘09 RESULTS: BREAKEVEN

NET INCOME; MAINTAINS $0.12 QUARTERLY DIVIDEND

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS Bank), reported breakeven net income for the third quarter of 2009 and a loss per common share of $0.10 (after preferred stock dividends), an improvement from a net loss of $2.3 million and $0.50 per common share in the second quarter of 2009, and a decline from net income of $5.5 million and diluted earnings per common share of $0.88 for the third quarter of 2008. For the first nine months of 2009, WSFS reported net income of $625,000 and a loss of $0.20 per common share (after preferred stock dividends). This compares to net income of $19.5 million or $3.09 per diluted common share during the first nine months of 2008.

Highlights:

•

Customer deposit growth remained very strong, increasing $83.0 million or 4% (17% annualized) from June 30, 2009 and $530.4 million or 35% from September 30, 2008 levels. Most of this growth was in core deposits.

•	Commercial loan growth continued, increasing $34.4 million or 2% (7% annualized) from June 30, 2009 and $246.3 million or 15% from September 30, 2008.
•

WSFS net interest margin for the quarter ended September 30, 2009 was 3.35%, up from 3.31% in the quarter ended June 30, 2009 and 3.28% in the quarter ended September 30, 2008. Net interest income of $26.3 million was virtually flat

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

as compared to the second quarter of 2009 and increased $3.0 million or 13% from the third quarter of 2008.

•

WSFS noninterest income for the quarter ended September 30, 2009 was $14.5 million, a $1.9 million increase from the quarter ended June 30, 2009 and a $2.9 million increase from the quarter ended September 30, 2008.

•

Excluding “niche businesses” and non-routine items, noninterest expense for the third quarter of 2009 increased only $115,000, or less than 1%, from the second quarter of 2009 despite continued growth in the franchise.

•	WSFS’ tangible common equity ratio increased to 6.65% as of September 30, 2009 from 5.75% as of June 30, 2009. Tangible common book value per share improved to $33.45 from $33.19 at June 30, 2009.
•	The Company has maintained its quarterly dividend of $0.12 per share.
•

WSFS significantly improved its coverage for potential loan losses to 2.05% of total loans at September 30, 2009 from the 1.63% reported in the previous quarter. This was primarily the result of providing $15.5 million for loan losses during the third quarter of 2009, which was significantly more than the $4.5 million of net charge-offs for the same period.

Notable items:

•

WSFS recorded a $15.5 million provision for loan losses and $585,000 in additional write-downs of assets acquired through foreclosure (REO), primarily reflecting continued weakness in residential construction and land development (CLD) loans, combined with risk rating migration across the commercial loan portfolio.

•

The Company recognized a $746,000 positive adjustment on a $12.4 million par value BBB+ rated mortgage-backed security (MBS) issued in connection with a 2002 reverse mortgage securitization as a result of market improvement in credit spreads.

•

WSFS recorded $1.1 million in securities gains resulting from the sale of securities from the Agency MBS portfolio and a $394,000 gain related to the bulk sale of $16.7 million in residential 1st mortgages in order to take advantage of market improvements and to optimize its portfolio.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

CEO outlook and commentary:

Mark A. Turner, President and CEO said, “We have made fundamental progress at improving our core franchise and earnings power, and while our results have stabilized in the third quarter, we continue to be challenged by high credit costs.”

“As the recession continued, we felt it was appropriate to conduct a detailed review and analysis of our commercial loan portfolio. This included a review of every loan commitment greater than $1 million, regardless of risk rating, and represented 74% of our commercial portfolio. The review considered cash flows from the business or project, appropriately conservative real estate values and a careful view of guarantor support and the direction of the economy. The evaluation was aimed at updating loan ratings and revising estimates of real estate recovery values and contributed to the increased level of our loan loss provision this quarter.”

Mr. Turner continued, “We also continue to focus on building the appropriate level of capital to both allow us to take advantage of opportunities that we are seeing as a result of this economy and to provide support against the threat of continued economic deterioration. Our private placement of $25 million of common stock to Peninsula Investment Partners, L.P. this quarter provided WSFS these benefits and reintroduced Ted Weschler as a valuable addition to our Board.”

“Our results for the quarter also highlighted the strengthening of our organization during this recession. This recession has provided an opportunity to grow and strengthen customer relationships and we see the results in significantly increased core deposits, commercial loan growth, enhanced margin and increased fee income. This quarter we also took advantage of investment opportunities in the Agency MBS market to sell some shorter term securities at a gain-on-sale while re-deploying the proceeds back into the Agency MBS market at higher yields. We continue to improve our franchise and earnings prospects through other initiatives such as our CORE Program, which stands for Creative Opportunities for Revenues and Expenses, aimed at cutting nearly 6% of total Bank expenses to increase efficiency and help support continued franchise growth.”

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Third Quarter 2009 Discussion of Financial Results

Net interest margin continues to improve

The net interest margin for the third quarter of 2009 increased four basis points (0.04%) to 3.35% from the 3.31% reported in the second quarter of 2009. Net interest income for the third quarter of 2009 held virtually flat as compared to the second quarter of 2009 at $26.3 million due to a decrease in the Company’s MBS and residential loan portfolios. Net interest income increased $3.0 million, or 13%, and the net interest margin increased seven basis points (0.07%) from the third quarter of 2008.

The Company continued to benefit from growth in core deposits and the resulting shift in funding mix from higher cost wholesale funding. The margin also benefited from the repricing of the Company’s retail CD portfolio. Importantly, while deposits and wholesale funding costs declined during the quarter, the Company’s yield on its loan portfolio remained relatively stable compared to the second quarter of 2009.

Customer deposits increased $83.0 million from June 30, 2009

Total customer deposits (core deposits and customer time deposits) were $2.1 billion at September 30, 2009, and increased a robust $83.0 million or 4% (17% annualized) over levels reported at June 30, 2009. The linked-quarter increase in deposits was mainly due to money market accounts.

Customer deposits also increased $530.4 million, or 35%, over balances at September 30, 2008. The very strong growth was across all categories, and represented a notable positive shift to core deposit accounts over the last twelve months.

The following table summarizes current customer deposit balances and composition compared to prior periods.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

	At		At		At
(Dollars in thousands)	September 30, 2009		June 30, 2009		September 30, 2008

Noninterest demand	$411,959	20%	$424,382	22%	$294,648	19%
Interest-bearing demand	243,310	12	245,556	12	184,566	12
Savings	219,446	11	223,829	11	192,515	13
Money market	521,255	25	413,764	21	286,020	19
Total core deposits	1,395,970	68	1,307,531	66	957,749	63
Customer time	668,200	32	673,603	34	576,011	37
Total customer deposits	$2,064,170	100%	$1,981,134	100%	$1,533,760	100%

Commercial loans continued growth trends

Total net loans were $2.5 billion at September 30, 2009, a decrease of $6.5 million, or less than 1% (1% annualized) compared to June 30, 2009 levels, primarily the result of residential 1st mortgage loan sales and increased loan loss reserves. However, commercial and commercial real estate loans (together Commercial Loans) grew by $34.4 million or 2% (7% annualized) from June 30, 2009. The overall growth in the Commercial Loan portfolio was offset by a decrease in residential CLD loans of $11.4 million to $123.4 million or 4.8% of the loan portfolio and commercial CLD loans of $3.0 million to $95.6 million or 3.7% of the loan portfolio. Residential first mortgage loans have continued to decline from previous periods because of the Company’s continuing strategy to sell mortgage loans in the secondary market to generate fee income.

Total net loans increased $179.7 million, or 8%, over September 30, 2008. This growth was primarily due to a $237.7 million, or 27% increase in commercial and industrial (C&I) loans offset by decreases in the Company’s CLD portfolio. In addition, residential mortgage loans decreased $57.0 million mainly due to increased loan sales by the Company.

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	September 30, 2009		June 30, 2009		September 30, 2008

Commercial and CRE	$1,881,464	75%	$1,847,027	74%	$1,635,162	70%
Residential mortgage	377,126	15	408,111	16	434,125	19
Consumer	303,771	12	302,762	12	289,301	12
Allowance for loan losses	(52,385)	(2)	(41,415)	(2)	(28,358)	(1)
Net Loans	$2,509,976	100%	$2,516,485	100%	$2,330,230	100%

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Loan quality

Credit results for the third quarter show continued weakness in the economy, impacting the Company’s CLD portfolio as well as migration in credit ratings across the commercial portfolio. Protracted stress in the housing market and unemployment also impacted the consumer portfolio. Total net charge-offs in the third quarter of 2009 were $4.5 million, or 0.71% (annualized) of average loans, compared to $6.2 million, or 0.97% (annualized) for the second quarter of 2009 and $3.3 million or 0.57% (annualized) for the third quarter of 2008. A significant portion of these charge-offs were in the CLD portfolio which recorded net charge-offs of $2.1 million, or 3.87% (annualized) of the portfolio, reflecting a decrease from the $2.9 million of net charge-offs recorded in the second quarter of 2009. In addition, net charge-offs in the consumer and residential 1st mortgage loan portfolios were $1.1 million (1.40% annualized) and $257,000 (0.27% annualized), respectively for the third quarter of 2009 compared to $606,000 and $187,000 during the second quarter of 2009.

Nonperforming assets increased to $93.2 million as of September 30, 2009 from $79.9 million as of June 30, 2009 and $36.6 million as of September 30, 2008. The increase of $13.3 million in the third quarter was less than the $24.1 million increase in the second quarter of 2009 and the $20.0 million increase in the first quarter of 2009 and, as in these past quarters, is predominately related to the Company’s CLD portfolio. During the third quarter of 2009 three significant lending relationships were placed in nonaccrual status; a $5.2 million residential condominium project located in Philadelphia, Pennsylvania, a $3.2 million commercial land loan located in Salisbury, Maryland, and a $2.6 million residential condominium project in Ocean City, Maryland.

Total loan portfolio delinquency was 2.79% as of September 30, 2009 compared to 2.33% as of June 30, 2009. Residential 1st mortgage loan delinquency was 5.26% at September 30, 2009 compared to 3.50% at June 30, 2009 and was the result of increased delinquencies and sales in the portfolio lowering balances. This compares favorably to prime 1st mortgage national delinquencies of 6.01% as of June 30, 2009, the date of the most recent comparable data. Consumer delinquency was 1.39% at

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

September 30, 2009 compared to 1.05% at June 30, 2009 and compares favorably to the national delinquencies in both consumer home equity installment loans of 3.84% and home equity lines of credit of 1.83% as of June 30, 2009. Delinquency in the commercial loan portfolio increased modestly to 2.54% compared to 2.28% at June 30, 2009 and reflects an increase in delinquency in the construction portfolio, which increased to 12.59% at September 30, 2009 from 10.40% at June 30, 2009. Delinquency was relatively flat in the C&I portfolio (1.23% at September 30, 2009 compared to 1.22% at June 30, 2009) and commercial real estate (CRE) portfolio (0.45% at September 30, 2009 compared to 0.35% at June 30, 2009).

During the third quarter of 2009 the Company recorded a $15.5 million provision for loan losses. The provision includes:

•

$11.8 million related to credit risk migration within the commercial portfolio of which $10.9 million was attributable to migration to higher risk ratings and $900,000 was related to collateral depreciation affecting loss estimates for classified loans. Included in this total was $4.0 million in provision related to the previously mentioned loan-by-loan risk rating review.

•	$3.3 million of net charge-offs related to consumer loans and additional charges on certain nonperforming commercial loans.
•	$365,000 related to continued growth in the Company’s commercial loan portfolio.

Investments

At September 30, 2009, the Company’s total securities portfolio had a carrying value of $573.4 million, down modestly from the June 30, 2009 level of $598.7 million. Over this period, the Agency MBS portfolio decreased by $33.1 million including $16.6 million of prepayments. The Company recorded a $1.1 million gain on sale of Agency MBS mentioned earlier in this release. The non-Agency MBS portfolio increased by

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

$7.8 million, due to the purchase of $41.8 million of AAA rated securities offset by prepayments.

The legacy non-Agency portfolio, as discussed in prior periods, continues to exhibit strong fundamentals including; short duration (75% are 15-year pass-throughs, 89% are backed by prime mortgages with no sub-prime collateral); seasoning (none later than 2006 and only 25% with a 2006 vintage); and low LTV and high FICO credit rating scores.

As of September 30, 2009, 26 bonds with market value of $88.6 million have been downgraded below AAA-. An independent stress test of these bonds projected losses of only $187,000 (21 basis points) in a scenario of 20% decline in housing prices over the next 24 month horizon. Based on these results, the Company had no “other than temporary impairment” (OTTI) in its investment portfolio as of September 30, 2009.

Noninterest income

During the third quarter of 2009, the Company earned noninterest income of $14.5 million, an increase of $1.9 million or 15%, compared to the second quarter of 2009. The increase was mainly due to $1.0 million of incremental securities gains, resulting from the sale of mortgage-backed securities and of $124,000 incremental positive adjustment on the BBB+ rated MBS both due to market improvements in the quarter. In addition, fees from mortgage banking activities were $416,000 higher during the quarter due to increased mortgage loan sales, and credit/debit card and ATM fees increased $324,000 from the second quarter of 2009.

Noninterest income increased $2.9 million in comparison to the third quarter of 2008. The increase was mainly from higher securities gains as a result of the $1.1 million gain from the sale of mortgage-backed securities and the $746,000 positive adjustment on the BBB+ rated MBS recorded during the third quarter of 2009. In addition, fees from mortgage banking activities were $756,000 higher during 2009 due to increased mortgage loan originations and sales.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest expense

Noninterest expense for the third quarter of 2009 totaled $25.6 million, which was a $5.4 million decrease from the second quarter of 2009. Adjusted for niche businesses (Cash Connect and 1st Reverse discussed later in the “niche” businesses section) and $5.7 million in non-routine charges discussed in the second quarter release, noninterest expense increased by only $115,000 or less than 1%. This small increase is despite the full quarter expenses for three new branches opened during the second quarter of 2009.

Noninterest expense for the third quarter increased $2.5 million from the third quarter of 2008. Adjusted for niche businesses, noninterest expense increased by $3.0 million, or 15%, over the third quarter of 2008. This increase is mainly due to a $1.3 million increase in FDIC insurance assessments as a result of higher industry insurance rates and a significant increase in deposit balances. In addition, during the third quarter of 2009, the Company recognized $585,000 of additional write-downs on REO and increased the reserve established for letters of credit by $452,000 over the second quarter of 2009. In addition, the Company recorded increases in salaries, occupancy and equipment expenses primarily due to a multiple branch acquisition in October 2008 and de novo expansion over the last year.

Capital management

The Company’s capital increased $31.1 million, or 11% from June 30, 2009 levels and tangible common equity increased by $31.2 million or 15% from June 30, 2009. The primary reason for this increase was the completion of the previously announced sale of $25 million of common stock to Peninsula Investment Partners, L.P. Capital levels also benefited from significant improvement in the value of the Company’s available-for-sale MBS portfolio. The Company’s tangible common equity ratio increased meaningfully to 6.65% at the end of the third quarter, while tangible common book value per share increased by $0.26 to $33.45. At September 30, 2009, the Bank’s Tier 1 capital ratio was 11.13%, a significant increase from the 9.95% at June 30, 2009

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

and well above the 6.00% level required to be considered “well-capitalized” under regulatory definitions.

The Board of Directors approved a quarterly cash dividend of $0.12 per share. This dividend will be paid on November 27, 2009, to shareholders of record as of November 6, 2009.

Niche businesses (included in the above results)

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $270 million in vault cash in more than 10,000 non-bank ATMs nationwide and also operates 345 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware. During the third quarter of 2009, Cash Connect reported pre-tax income of $1.5 million, compared to $1.3 million for the second quarter of 2009 and $656,000 for the third quarter of 2008. Cash Connect recorded $3.2 million in net revenue (fee income less funding costs) during the third quarter of 2009, an increase of $384,000 compared to the second quarter of 2009 and an increase of $478,000 compared to the third quarter of 2008. Noninterest expenses were $1.7 million during the third quarter of 2009 an increase of $184,000 from the second quarter of 2009 and a reduction of $409,000 from the third quarter of 2008.

During the third quarter of 2009, 1st Reverse reported a pre-tax loss of only $166,000 as we moved towards completing the wind-down of these operations. 1st Reverse recorded $626,000 in fee income and expenses of $792,000 during the quarter. The Company anticipates it will complete the wind-down during the fourth quarter of 2009.

Income taxes

The Company recorded a $222,000 income tax benefitin the third quarter of 2009 primarily from ongoing tax-free income. During the second quarter of 2009 the Company recorded a $1.6 million income tax benefit. In the third quarter of 2008, the

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Company recorded a $3.0 million tax provision. Volatility in effective tax rates from quarter to quarter is expected.

3rd Quarter 2009 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, October 23, 2009. Interested parties may listen to this call by dialing 1-800-860-2442. A rebroadcast of the conference call will be available one hour after the completion of the conference call, until 9:00 a.m. EDT on November 2, 2009, by calling 1-877-344-7529 and using Conference ID 434891#.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.6 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 37 retail banking offices located in Delaware and Pennsylvania, as well as four loan production offices in Dover and Lewes, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2009	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$32,283	$32,356	$34,683	$96,013	$106,829
Interest on mortgage-backed securities	6,435	6,948	5,904	20,719	17,607
Interest and dividends on investment securities	412	535	376	1,044	916
Other interest income	-	-	374	-	1,340
	39,130	39,839	41,337	117,776	126,692
Interest expense:
Interest on deposits	7,578	7,523	8,936	23,430	30,288
Interest on Federal Home Loan Bank advances	4,221	4,804	7,235	14,366	23,559
Interest on trust preferred borrowings	389	465	747	1,449	2,548
Interest on other borrowings	649	667	1,112	1,967	3,654
	12,837	13,459	18,030	41,212	60,049

Net interest income	26,293	26,380	23,307	76,564	66,643
Provision for loan losses	15,483	11,997	3,502	35,133	8,325

Net interest income after provision for loan losses	10,810	14,383	19,805	41,431	58,318

Noninterest income:
Deposit service charges	4,401	4,276	4,354	12,494	12,326
Credit/debit card and ATM income	4,373	4,049	4,416	12,124	13,261
Loan fee income	1,349	1,354	819	3,953	2,466
Securities gains (losses)	1,875	887	(5)	3,185	1,115
Investment advisory income	525	516	593	1,572	1,838
Mortgage banking activities, net	822	406	66	1,430	264
Bank owned life insurance income	238	229	548	677	1,578
Other income	955	950	893	2,871	3,013
	14,538	12,667	11,684	38,306	35,861
Noninterest expenses:
Salaries, benefits and other compensation	12,131	12,051	12,211	36,513	34,995
Occupancy expense	2,452	2,355	2,118	7,243	6,288
Equipment expense	1,829	1,725	1,575	5,133	4,571
Data processing and operations expense	1,169	1,157	1,095	3,447	3,215
Professional fees	1,148	2,311	1,037	4,421	2,609
Marketing expense	852	831	952	2,410	3,020
Other operating expenses	5,988	10,525	4,034	21,731	10,431
	25,569	30,955	23,022	80,898	65,129

(Loss) income before taxes	(221)	(3,905)	8,467	(1,161)	29,050
Income tax (benefit) provision	(222)	(1,589)	2,957	(1,786)	9,594
Net income (loss)	1	(2,316)	5,510	625	19,456
Dividends on preferred stock and accretion	634	751	-	1,898	-
Net (loss) income available to common stockholders	$(633)	$(3,067)	$5,510	$(1,273)	$19,456

Diluted earnings per common share:
Net (loss) income available to common stockholders	$(0.10)	$(0.50)	$0.88	$(0.20)	$3.09

Weighted average common shares outstanding for diluted EPS	6,266,289	6,190,987	6,290,130	6,210,260	6,291,859

Performance Ratios:

Return on average assets (a)	0.00%	(0.26)%	0.69%	0.02%	0.82%
Return on average equity (a)	0.00	(3.32)	9.95	0.31	11.89
Net interest margin (a)(b)	3.35	3.31	3.28	3.23	3.16
Efficiency ratio (c)	62.20	78.72	65.28	69.92	62.79
Noninterest income as a percentage of total revenue (b)	35.37	32.21	33.13	33.11	34.70

See “Notes”

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	Sept 30,	June 30,	Sept 30,
	2009	2009	2008

Assets:
Cash and due from banks	$65,383	$75,042	$61,410
Cash in non-owned ATMs	223,646	201,844	159,824
Investment securities (d)(e)	47,397	47,625	36,647
Other investments	39,853	39,547	41,746
Mortgage-backed securities (d)	525,475	549,877	488,716
Net loans (f)(g)(n)	2,509,976	2,516,485	2,330,230
Bank owned life insurance	60,015	59,776	59,129
Other assets	101,768	97,720	77,139
Total assets	$3,573,513	$3,587,916	$3,254,841

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$411,959	$424,382	$294,648
Interest-bearing deposits	1,652,211	1,556,752	1,239,112
Total customer deposits	2,064,170	1,981,134	1,533,760
Other jumbo CDs	78,427	58,694	101,203
Brokered deposits	334,280	333,123	338,494
Total deposits	2,476,877	2,372,951	1,973,457

Federal Home Loan Bank advances	505,565	636,773	755,628
Other borrowings	245,428	270,431	269,567
Other liabilities	42,603	35,851	32,906

Total liabilities	3,270,473	3,316,006	3,031,588

Stockholders’ equity	303,040	271,910	223,283

Total liabilities and stockholders’ equity	$3,573,513	$3,587,916	$3,254,841

Capital Ratios:

Equity to asset ratio	8.48%	7.58%	6.86%
Tangible equity to asset ratio	8.13	7.22	6.74
Tangible common equity to asset ratio	6.65	5.75	6.74
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	9.10	8.08	8.85
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.13	9.95	10.97
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.34	11.15	11.93

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$76,131	$64,510	$31,368
Troubled debt restructuring	7,600	7,312	1,432
Assets acquired through foreclosure	9,465	8,073	3,780
Total nonperforming assets	$93,196	$79,895	$36,580

Past due loans (i)	$6,392	$1,076	$1,655

Allowance for loan losses	$52,385	$41,415	$28,358

Ratio of nonperforming assets to total assets	2.61%	2.23%	1.12%
Ratio of allowance for loan losses to total gross loans (j)	2.05	1.63	1.20
Ratio of allowance for loan losses to nonaccruing loans (k)	52	56	82
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.71	0.97	0.57
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	0.73	0.75	0.30

See “Notes”

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	Sept 30, 2009			June 30, 2009			September 30, 2008
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$759,139	$8,731	4.60%	$791,884	$9,161	4.63%	$765,596	$11,202	5.85%
Residential real estate loans (n)	395,705	5,236	5.29	414,985	5,660	5.46	435,983	6,453	5.92
Commercial loans	1,102,937	14,531	5.25	1,057,167	13,747	5.25	843,687	12,635	5.99
Consumer loans	301,604	3,785	4.98	301,613	3,788	5.04	284,215	4,393	6.15
Total loans (n)	2,559,385	32,283	5.09	2,565,649	32,356	5.09	2,329,481	34,683	6.00
Mortgage-backed securities (d)	530,673	6,435	4.85	570,740	6,948	4.87	469,368	5,904	5.03
Investment securities (d)(e)	47,403	412	3.49	47,606	535	4.50	34,410	376	4.37
Other interest-earning assets (o)	39,618	—	0.00	39,668	—	0.00	44,639	374	3.33
Total interest-earning assets	3,177,079	39,130	4.96	3,223,663	39,839	4.98	2,877,898	41,337	5.78

Allowance for loan losses	(41,780)			(36,726)			(28,246)
Cash and due from banks	55,481			59,263			65,650
Cash in non-owned ATMs	225,740			182,696			176,441
Bank owned life insurance	59,859			59,624			58,769
Other noninterest-earning assets	95,767			93,649			63,647
Total assets	$3,572,146			$3,582,169			$3,214,159

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$234,621	$158	0.27%	$233,035	$153	0.26	$172,650	$238	0.55%
Money market	477,857	1,411	1.17	363,952	1,018	1.12	290,027	1,176	1.61
Savings	223,041	123	0.22	224,595	122	0.22	195,758	150	0.30
Customer time deposits	678,059	4,832	2.83	655,484	5,194	3.18	521,807	4,490	3.42
Total interest-bearing customer deposits	1,613,578	6,524	1.60	1,477,066	6,487	1.76	1,180,242	6,054	2.04
Other jumbo certificates of deposit	63,146	439	2.76	75,467	473	2.51	91,682	671	2.91
Brokered deposits	347,297	615	0.70	338,163	563	0.67	316,049	2,211	2.78
Total interest-bearing deposits	2,024,021	7,578	1.49	1,890,696	7,523	1.60	1,587,973	8,936	2.24

FHLB of Pittsburgh advances	551,267	4,221	3.00	712,243	4,804	2.67	823,750	7,235	3.44
Trust preferred borrowings	67,011	389	2.27	67,011	465	2.75	67,011	747	4.36
Other borrowed funds	203,474	649	1.28	209,426	667	1.27	194,929	1,112	2.28
Total interest-bearing liabilities	2,845,773	12,837	1.80	2,879,376	13,459	1.87	2,673,663	18,030	2.70

Noninterest-bearing demand deposits	409,437			390,516			286,128
Other noninterest-bearing liabilities	37,514			33,018			32,895
Stockholders’ equity	279,422			279,259			221,473
Total liabilities and stockholders’ equity	$3,572,146			$3,582,169			$3,214,159

Excess of interest-earning assets
over interest-bearing liabilities	$331,306			$344,287			$204,235

Net interest and dividend income		$26,293			$26,380			$23,307

Interest rate spread			3.16%			3.11%			3.08%

Net interest margin			3.35%			3.31%			3.28%

See “Notes”

15
WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Stock Information:

Market price of common stock:
High	$32.49	$33.12	$62.44	$48.49	$62.44
Low	26.17	21.31	41.54	17.34	41.54
Close	26.64	27.31	60.00	26.64	60.00
Book value per share	42.84	43.92	36.15
Tangible book value per share	40.89	41.69	35.43
Tangible common book value per share	33.45	33.19	35.43
Number of common shares outstanding (000s)	7,075	6,191	6,180

Other Financial Data:

One-year repricing gap to total assets (m)	1.00%	(0.24)%	(0.85)%
Weighted average duration of the MBS portfolio	2.6 years	2.5 years	2.9 years
Unrealized losses on securities available-for-sale, net of taxes	$ (1,653)	$ (8,413)	$ (9,425)
Number of associates (FTEs)	648	670	645
Number of branch offices	37	37	31
Number of WSFS owned ATMs	345	341	313

Notes:

(a)     Annualized.

(b)     Computed on a fully tax-equivalent basis.

(c)     Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)     Includes securities available-for-sale.

(e)     Includes reverse mortgages.

(f)     Net of unearned income.

(g)    Net of allowance for loan losses.

(h)    Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(i)    Accruing loans which are contractually past due 90 days or more as to principal or interest.

(j)    Excludes loans held-for-sale.

(k)    Includes general reserves only.

(l)    Nonperforming loans are included in average balance computations.

(m)  The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(n)   Includes loans held-for-sale.

(o)   The FHLB has suspended dividend payments as of December 31, 2008.